Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Increases Guidance for the March Quarter

Revenue and earnings per share expected to exceed previous guidance

AUSTIN, TEXAS – March 31, 2008 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and agile integration software, today announced that financial results for the third quarter ending March 31, 2008 are expected to exceed the company’s financial guidance previously provided on January 22, 2008.

Based on preliminary unaudited financial results, the company now expects total revenue for the third quarter to be in the range of $10.7 million to $10.9 million and GAAP-basis diluted earnings per share of $0.05 to $0.06, representing Pervasive’s twenty-ninth consecutive quarter of profitability. Guidance for the third quarter given in the company’s January 22, 2008 press release was for revenue in the range of $9.5 million to $10.5 million and GAAP-basis diluted earnings per share of $0.01 to $0.03.

On a non-GAAP basis, Pervasive expects to realize diluted earnings per share of $0.07 to $0.08. Guidance for the third quarter given in the company’s January 22, 2008 press release was for non-GAAP diluted earnings per share of approximately $0.03 to $0.06. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

Pervasive expects to report positive cash flow from operations with approximately $2.0 million in the third quarter of fiscal 2008, ending the quarter with more than $43.5 million in cash and marketable securities and no debt, representing approximately $2.27 per issued and outstanding share.

“We had a good quarter,” said John Farr, president and CEO, Pervasive Software. “We executed well in all major areas of our business, including our database products, our integration products and our innovation activities.”

Business Outlook

For the fourth fiscal quarter ending June 30, 2008, Pervasive expects revenue to be in the range of $10.0 million to $11.0 million and GAAP-basis diluted earnings per share of $0.03 to $0.06. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.8 million, pre-tax, in the fourth quarter of fiscal year 2008. The company expects non-GAAP adjustments to result in non-GAAP diluted and fully taxed earnings per share of approximately $0.05 to $0.08 in the June quarter.

Presentation at B. Riley Ninth Annual Investor Conference – April 2, 2008

John Farr, president and chief executive officer, will present at the B. Riley Ninth Annual Las Vegas Investor Conference taking place April 1- 4, at the Palms Casino Resort Las Vegas. Randy Jonkers, chief financial officer for Pervasive Software, will also be in attendance. The presentation from Pervasive Software will be held Wednesday, April 2 from 10:30 a.m. to 10:55 a.m. PDT in the JAZZ D conference room.

Regularly Scheduled Earnings Release Conference Call – April 22, 2008

Pervasive will provide the full financial results for its third quarter ending March 31, 2008 in its regularly scheduled earnings release conference call on April 22, 2008 at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 706-634-9536 (international). The conference name is “Pervasive Software Inc”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8:00 P.M. Eastern Tuesday, April 22, to midnight, Tuesday, April 29, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 41290092. Additionally, the Webcast will be archived on Pervasive’s website at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) helps companies get the most out of their data investments through embeddable data management and agile integration software. The embeddable PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. Pervasive’s agile, multi-purpose integration platform accelerates the sharing of information between multiple databases, applications, or hosted business systems and allows customers to re-use the same software for diverse integration scenarios. For more than two decades, Pervasive products have delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Pervasive’s hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.”

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. Please see the section entitled “About Non-GAAP Financial Measures” in our earnings release dated January 22, 2008 (which is available in the Investors Relations section of the Pervasive website) for a description of these non-GAAP financial measures, including the reasons management uses each measure.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the third quarter ending March 31, 2008, and the fourth quarter ending June 30, 2008. Pervasive emphasizes that the expected results for the quarter ending March 31, 2008 are preliminary and that actual results could vary when the company reports final revenue and earnings for the third quarter on April 22, 2008 at 5 P.M. Eastern time. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. Additional information regarding these and other factors can be found in Pervasive’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2007. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.